Exhibit 10.23

October 26, 2016

Personal and Confidential

By Hand Delivery

Christopher E. Greiner

[ADDRESS]

[ADDRESS]

RE: Promotion to the joint position of Chief Financial Officer & Chief Operating Officer

Dear Chris:

On behalf of Inovalon, Inc. (“Inovalon” or the “Company”), I am pleased to provide to you this formal letter to confirm and memorialize your promotion from the combined position of Chief Products and Operations Officer to the combined position of Chief Operating Officer (COO) and Chief Financial Officer (CFO), effective November 1, 2016.  In this capacity, your CFO responsibilities will report directly to me as CEO of the Company, and your COO responsibilities will continue to report directly to Inovalon’s President Bob Wychulis. For your benefit and clarity, an outline of the Employee Services for your position is provided on the attached Schedule A. Effective November 1, this amended Schedule A replaces the Schedule A attached to your Employment Agreement with Inovalon.

This promotion is based upon your clear, consistent, and meaningful contribution to the Company during your time as Chief Products and Operations Officer. In that role, you demonstrated the ability to develop and maintain an expert level of knowledge regarding Employer’s products, services, infrastructure, and operations to achieve significant insight into its products, services, capabilities, support, and functionality requirements, as well as providing strong support to our clients and facilitating these relationships. Further, you have contributed greatly to the Company’s expanded insight and transparency into operating metrics and related revenue and financial performance forecasting. Further still, you have brought a welcomed level of attention to goal setting and alignment of product teams towards the Company’s operating and financial goals. On top of these factors, you have demonstrated yourself to be both near-term and long-term minded with an appreciation of day-to-day tactics as well as the Company’s overall threats and opportunities. We look forward to you bringing these skills, along with your product ownership and leadership skills, to your new role.

Effective with this promotion, your annual compensation will be increased by $65,000 to $465,000 per year.  You will also continue to be eligible for our expanded benefits package as outlined in your Employment Agreement. A summary of your compensation and benefits is set forth in the attached Schedule B. Effective November 1, this amended Schedule B replaces the Schedule B attached to your Employment Agreement.

In recognition of your past and expected future contributions to Inovalon’s success, we will recommend to the Inovalon Board of Directors that you be granted an equity award of restricted

www.inovalon.com

Tel: (800) 390-3180	4321 Collington Road

Fax: (301) 809-8060	Bowie, Maryland 20716 USA

stock at the next quarterly Board meeting currently scheduled to occur on November 10, 2016. Your promotion equity award will be recommended with a value on the date of the grant of $1,500,000. The number of restricted shares you will receive will be based on the closing price on the date of grant ($1,500,000 / closing price on the grant date). This is in addition to and not in place of any previous equity grants that you may have received from Inovalon. Please note that restricted shares vest in 20% increments each year over five years and are subject to forfeiture if you are not continuously employed with Inovalon through the applicable vesting date.

Also, please note that the Compensation Committee of the Inovalon Board of Directors considered and approved this promotion, along with your salary increase. The Committee further determined that this promotion would be made effective as of November 1, rather than during the Company’s annual merit increases early next year.  However, this adjustment is reflective of any merit increase to salary that otherwise would have occurred during the annual review period. Your 2016 bonus will still be considered during the Company’s annual review cycle.

As I hope you know, Chris, I and we believe that you and your work bring important contributions to Inovalon. We are very pleased to provide you with this promotion and are confident that you will continue to expand your abilities and demonstrate yourself as a highly valuable part of the Inovalon team.

Please consider this letter to be confidential information protected from disclosure in accordance with Inovalon’s confidentiality policies.

Sincerely,

/s/ Keith Dunleavy, M.D.

Keith Dunleavy, M.D.
Chief Executive Officer & Chairman of the Board
Inovalon, Inc.

Please indicate your acknowledgement and acceptance of this letter agreement and the associated adjustments to your title and reporting alignment by signing below and returning this to Shauna Vernal by October 31, 2016. By doing so, the attached Schedule A and B will amend and replace the Schedule A and B applicable to your previous position, with an effective date of November 1, 2016.

ACKNOWLEDGED AND ACCEPTED

Accepted:	/s/ Christopher E. Greiner	Dated:	11-11-16
Christopher E. Greiner

Enclosure/Attachment

cc:                                File (w/attachment)

CONFIDENTIAL

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SCHEDULE A

Employee Services / Job Description

This Schedule A outlines the Employee Services (certain responsibilities and duties) in connection with your employment with Employer.  Defined terms used, but not otherwise defined in this Schedule A, have the meanings assigned to those terms in the Agreement.

Position: Chief Financial Officer & Chief Operating Officer	FLSA status: Exempt

Responsibilities: The responsibilities and duties of this position include:

1)             Develop and maintain an expert level of knowledge regarding vision, industry, markets, products, services, infrastructure, regulatory requirements, and operations of the Company to achieve optimal insight into the Company’s projections, goals, opportunities, threats, product development, operation, capabilities, support, and functionality requirements;

2)             Manage, maintain, and ultimately be responsible for all activities, responsibilities, and reporting of Employer’s operations department and function, to include (without limitation):

a)             Manage, maintain, and be ultimately responsible for all operations pertaining to the Company’s delivery of products and services through internal and/or third-party vendor relationships, fulfilling such in a manner as to maximize the Company’s overall success, fulfillment of its contractual obligations, adherence with regulatory requirements, achievement of its corporate mission, and achievement of its fiscal goals;

b)             Maintain comprehensive communication with Inovalon management and appropriate internal  personnel, vendors, and clients regarding timelines, readiness, needs, risks, cost implications, resource requirements, and all other material aspects related to the Company’s operations;

c)              Lead, appropriately scale, drive, and manage all personnel teams, tools, processes, policies, compliance, procedures, quality assurance,  and associated resources to achieve the Company’s goals as outlined above; notably including the areas of operations;

3)             Manage, maintain, and ultimately be responsible for all activities, responsibilities, and reporting of Employer’s finance department and function, to include (without limitation):

a)             the development and execution of financial procedures, policies, and controls, reporting, and maintenance of corporate accounting and financial records to provide accurate, reliable and timely financial data, safeguard assets and records, evaluate operational efficiency, and achieve adherence to prescribed policies and procedures;

b)             financial and administrative oversight to ensure that accounting, budgeting, and financial reporting systems meet the needs of Inovalon, senior management, outside auditors, corporate counsel, and other appropriate constituencies;

c)              the development, maintenance, presentation, and reporting of timely and accurate periodic (monthly/quarterly/annual) corporate and departmental projections, budgeting, and reconciliation of such;

d)             the provision of timely and accurate periodic (monthly/quarterly/annual) closings and account reconciliations;

e)              timely and accurate payroll policies, procedures, and execution;

f)               timely and accurate client invoicing and accounts receivable collection policies, procedures, and execution;

g)              analyzing cash flow, cost controls, treasury, and expenses to pinpoint potential weak areas;

h)             assisting and advising Employer’s senior management with respect to financial and cash flow projections in support of achieving financial performance targets;

i)                 providing important input and checks and balances for salary and headcount strategies;

j)                facilitating the design, preparation, and delivery of customized management reports for senior management;

k)             ensuring that effective internal controls are in place and records are maintained in accordance with Generally Accepted Accounting Principles (GAAP);

l)                 supporting the strategic financial vision and all related analysis, preparation, and execution issues regarding the public listing, capitalization, and various additional strategic alternatives including, as applicable, the:

i)                 management of public company reporting, and provide oversight of, financial contribution to, and review of SEC reporting and internal controls, to ensure accurate and reliable reporting in compliance with all applicable laws and regulations; and

ii)              development, management, maintenance, and ultimate responsibility for all accounting policies, processes and practices, including SOX financial and accounting controls, and reporting to regulatory entities, shareholders, and other relevant parties, as appropriate.

m)         Coordinate and provide guidance to the Company and applicable senior management regarding tax-planning strategies to minimize tax liabilities and other corporate taxes issues, and ensure that Employer is in compliance with Federal, state, and local tax requirements;

n)             Serve as a key member of Employer’s corporate and strategic transaction team, responsible for all financial aspects of any such engagements, transactions or considerations of such, as well financial aspects of any post-transaction integrations;

o)             Serve as the primary liaison between Employer and its auditors and independent valuation providers in the coordination and oversight of audit and independent valuation processes to achieve a timely completion of audit and independent valuation activities;

p)             Serve as the primary executive responsible for selection, negotiation, and management of primary suppliers, vendors, real estate management, facilities management, and other third-party relationships with Employer;

q)             Assist senior management in liaising with Employer’s shareholders, potential investors, and lenders;

r)                Assist in the development and maintenance of banking relationships, and provide guidance and support with respect to appropriate sources of financing and cash management;

s)               Manage and coordinate staff required for the achievement of Employer’s financial initiatives, operations, and functionality, monitor performance and evaluate departmental effectiveness;

t)                Interact with senior management to provide consultative support to product and planning initiatives through financial and management information analyses, reports, and recommendations;

4)             Participate as part of Company executive leadership in the strategic development of initiatives to identify product, system, financial, and operations enhancements which may improve client appeal, process flow, business function, and valuation of the Company;

5)             Fulfill those responsibilities and/or duties that may be reasonably requested by the Company for the purpose of achieving operational and financial success of the Company;

6)             Adhere to and support all confidentiality and HIPAA requirements as outlined within the Company’s Operating Policies and Procedures in all ways and at all times with respect to any aspect of the data handled or services rendered in the scope of work; and

7)             Maintain a high level of integrity and accountability commensurate with the title and position in the company.

General Expectations: The following constitute specific general expectations regarding Employee’s provision of services with Employer:

1.              Travel.  The position will require material travel to locations other than the primary office where Employee will be located, generally consisting of one to two days per week (on a quarterly average basis), in the provision of the Employee services.  Such travel is generally expected to be to customer, potential customer, other Employer office locations, as well as other general related (e.g. conferences, management related) travel.  Seasonality of specific product lines may lead to concentrations of travel during specific periods of the year.

2.              Location.  The primary office of Employee will be in Bowie, Maryland.  Daily onsite business operation presence is expected during all days during which Employer is open for business, except during business-related travel and vacation/personal days off.

3.              Performance Reviews/Merit Increases.  Inovalon’s annual performance review process is administered on a calendar year basis.  Associates who are actively employed as of September 30 of each year will be scheduled to receive a performance review, and they will be considered for participation in the annual merit program.  This review is based on individual and/or team performance, as appropriate, considering position and/or level of responsibility in the organization.  Associates who begin employment on or after October 1 will be eligible to participate in the next annual performance review process following their initial 12 months of service.

4.              Leadership.  The position outlined is expected to require significant energy, self-motivation, perseverance, and leadership to successfully execute.

5.              Beliefs and Core Values.   Inovalon is aligned around the seven core values of I.N.S.P.I.R.E.: Integrity, Nimbleness, Service, Passion, Innovation, Respect and Excellence.  Employees are expected to perform their regular duties in ways which adhere to and exemplify Employer’s Core Values.

SCHEDULE B

Compensation and Benefits

This Schedule B outlines your compensation and benefits in connection with your employment with  Employer.  Defined terms used, but not otherwise defined in this Schedule B, have the meanings assigned to those terms in the Agreement.

1.              Salary.  Employee will be paid a gross base salary by Employer at the rate of $465,000 per year, less all tax and other withholdings and deductions required to be made by applicable law (the “Salary”).  The Salary will be paid by Employer to the Employee every two weeks, or in such other periodic payments as are in accordance with Employer’s then applicable payroll policies.

2.              Performance Incentive: Employee will be eligible annually, subject to annual approval by the compensation committee of the board of directors of Employer, for a performance incentive of cash and equity awards, generally targeting 250% of Employee’s Salary during the year for which the Performance Incentive is paid (the “Target Total”).  The Performance Incentive is subject to certain criteria (as further described below).  If your Promotion Date occurs after the first business day of the year, the Performance Incentive for that year will be prorated accordingly.  Employee will not be eligible for any Performance Incentive for any particular year unless continuously employed by Employer through the date the Performance Incentive for that year becomes payable.  The Performance Incentive consists of i) a cash bonus opportunity, ii) a Traditional Equity Incentive opportunity, and iii) a Long-Term Equity Incentive opportunity. The components of the Performance Incentive will generally be split 50%, 125%, and 75%, respectively, totaling to the aforementioned Target Total of 250%.  Payment of this Performance Incentive is dependent (a) first upon Employer performance (success, profitability, and other metrics) within the ranges approved by Employer’s board of directors; (b) second, performance of the departments and personnel you are responsible for supervising, in accordance with the budget, metrics and strategic objectives that may be established by Employer and/or the board of directors from time to time; and (c) third, upon your individual performance.  As with all executive compensation, Performance Incentives are subject to modification by the compensation committee of the board of directors as determined appropriate each year in connection with their duties to review executive compensation.  For the sake of clarity, Performance Incentives might not be paid in years where Employer does not achieve its performance goals within the parameters established by the board of directors.

3.              Equity Incentives.  In recognition of your expected future contributions to Inovalon’s success, it is the desire of the board of directors to align your interests with those of Employer’s shareholders.  Accordingly, you will be granted a one-time award in association with your promotion to this position (the “Promotion Award”) of $1,500,000 at the next quarterly board meeting following your Promotion Date in the form of Restricted Stock. You will also be eligible for annual grants of Equity Incentives, as described in Section 2 of this Schedule B, as determined by and subject to the approval of the board of directors.  At the discretion of the board of directors, equity incentives/awards are granted to recognize contributions of Employer’s executives to the growth and success of Employer and may be in any form permitted by Employer’s 2015 Omnibus Incentive Plan (“Omnibus Plan”), as in effect at the time of the award.  Currently, under the Omnibus Plan, these awards may consist of Restricted Stock, Restricted Stock Units (“RSUs”), options to purchase shares of the common stock of Employer (the “Options”), or certain other forms providing similar incentive opportunities. The frequency, amount, timing, and vesting of any Equity Incentive will be as determined by the board of directors. Currently, Equity Incentives referred to as “Traditional Equity Incentives” vest equally over five years, with 20% vesting on each anniversary of the grant, and Equity Incentives referred to as “Long-Term Equity Incentives” vest 100% upon the fifth anniversary of the grant with 50% of such vesting being subject to the Company’s achievement of specific financial performance metrics. The date of annual Equity Incentive grants will be as determined by the Board.  The determination of the forms of Equity Incentives will be at the sole discretion of Employer.

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4.              Health Care Coverage.  Beginning with the first of the month following the Effective Date, you will continue to be eligible to participate in Employer’s health care insurance coverage, subject to the policy, co-pay, and specific benefits of Employer’s group plan or plan of materially similar benefits.  Partial Employee contribution toward premium is required for participation in health care coverage.

5.              Dental Care Coverage.  Beginning with the first of the month following the Effective Date, you will continue to be eligible to participate in Employer’s dental coverage, subject to the policy, co-pay, and specific benefits of Employer’s group plan or plan of materially similar benefits.  Partial Employee contribution toward premium is required for participation in dental coverage.

6.              Vision Care Coverage.  Beginning with the first of the month following the Effective Date, you will continue to be eligible to participate in Employer’s vision coverage, subject to the policy, co-pay, and specific benefits of Employer’s group plan or plan of materially similar benefits.

7.              Group Life Insurance.  Following the Effective Date, Employer will continue to pay the cost of the premium on your behalf for a life insurance policy carrying a benefit equal to your gross annual base Salary, up to a maximum of $250,000.  You will also have the option to purchase supplemental insurance coverage (for you, a spouse, a domestic partner, or children), subject to certain maximums and other terms and conditions of the insurance underwriter.

8.              Disability Insurance. Following the Effective Date, Employer will continue to pay the cost of the premium on your behalf for short-term & long-term disability coverage payable for lost income due to illness or injury.  You will also continue to be eligible to participate in an additional buy-up long-term disability plan, which would be 100% paid for by the employee.

9.              401(k) Plan Benefits.  Following the Effective Date, you will continue to be eligible to participate in Employer’s 401(k) Plan benefits.  Such participation may be matched by Employer up to such percentage of your Salary as may be determined from time to time, which is currently 4%, and subject to applicable annual limitations on your contributions.  The exact parameters of the 401(k) Retirement Savings Plan benefits may change from time to time as dictated by ERISA compliance and Employer’s Summary Plan Description.

10.       Personal Time Off (“PTO”).  You will continue to receive PTO (paid vacation / personal days / sick days) as provided for in Employer’s PTO policies or as may be modified thereafter.  Employer acknowledges that you may not always be able to predict with significant forewarning when you may need to take vacation or sick days.  Nevertheless, Employer respectfully requests as much forewarning (of at least four weeks if possible) as is reasonably possible prior to requested vacation periods for which the desired vacation periods are of duration of two or more consecutive business day (for example: a consecutive Thursday and Friday, or a Friday and following Monday).

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